Exhibit 99.1

ETRIALS ANNOUNCES INTERIM COO
AND NEW CLIENT SERVICES PRACTICE

Morrisville, NC—July 23, 2007—etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical solutions that optimize clinical-trial management and accelerate time-to-market, today announced the appointment of a new Interim Chief Operations Officer and the initiation of a client services management practice. These organizational improvements are designed to help clients quickly realize optimal value of etrials clinical development technology.

Peter Benton has been named Interim Chief Operating Officer and will be responsible for managing all clinical operations, support and application development teams to drive world-class service delivery. Benton joins etrials with more than 20 years of experience in a variety of C-level and senior-management roles in the pharmaceutical (nearly four years at Johnson & Johnson Pharmaceutical), medical device, industrial and aerospace industries. Benton is under contract for up to 180 days, during which he is charged with improving etrials’ growth outlook and restructuring the company’s operations. etrials has an active search underway for a permanent COO.

Benton's unique knowledge of life science companies, both from working with large pharmaceutical, startup medical device and specialty pharmaceutical companies and also clinical services companies will help etrials be more effective operationally and help add revenues. He holds a bachelor’s degree in mechanical engineering from Northeastern University, and an MBA in finance and strategy from the Wharton School at the University of Pennsylvania.

“This is the first of many strategic steps in transitioning etrials into the most comprehensive patient information solutions provider in the industry,” said Chip Jennings, etrials President and Chief Executive Officer. “Peter’s extensive background in process re-engineering, coupled with his pharmaceutical drug development experience, makes him well-suited to build on the success of etrials and further support our customers’ needs to drive improvements in their cycle time and ability to launch products more quickly.”

In addition, a new client services practice, reporting directly to the CEO, will allow etrials to build a distinctive competency with regards to service level delivery.

“Through on-going innovative consultation with new and existing clients our client services leaders will help ensure Company success in areas of client satisfaction, operational readiness and financial performance,” said Jennings.

This group will be responsible for managing the business at the account level, including overall accountability for project delivery and quality, staffing, and client satisfaction to ensure each engagement provides a full utilization of its services and solutions. Robert Sammis will lead the team as Vice President of Client Services.

About etrials
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top-tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), and electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way toward adaptive trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com.

etrials is a registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and used with permission.

Contact:
Investors: Lippert Heilshorn & Associates Chris Witty/Jody Burfening 212.201.6609 cwitty@lhai.com	Media: etrials Kimberly O’Shea 919.653.3658 kimberly.o’shea@etrials.com